Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Sky Harbour Group Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	7,911,580(1)	$11.38(2)	$90,033,781	0.00015310	$13,785
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$90,033,781		$13,785
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due					$90,033,781		$13,785

(1)

Represents an aggregate of 7,911,580 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) previously issued by the registrant to the selling securityholders named in the registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering such additional indeterminate number of shares of Class A Common Stock as may become issuable as a result of stock splits or stock dividends.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $11.38, based on the average of the high and low sales prices of the Class A Common Stock as reported by the NYSE American LLC on January 22, 2025.